EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-61615, 333-65367, 333-81759, 333-61938, 333-73350, 333-92228, 333-129407 and 333-158877 on Form S-8 and 333-187422 on Form S-3 of our reports dated February 25, 2014, relating to the financial statements and financial statement schedule of PerkinElmer, Inc., and the effectiveness of PerkinElmer, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PerkinElmer, Inc. for the year ended December 29, 2013.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 25, 2014